AGREEMENT
                                    ---------


     This Agreement is entered into on September 16, 1999 by and between CPSC INTERNATIONAL, INC., a Texas corporation ("CPSC") and PENN OCTANE CORPORATION, a Delaware corporation ("POC") on the terms and conditions set forth below.

1. POC hereby agrees to purchase from CPSC at a purchase price of Three Million Dollars ($3,000,000.00), a thirty percent (30%) interest in those two
(2) certain Lease/Installment Purchase Agreements (including all amendments, modifications, extensions and revisions thereof) between POC and CPSC (hereafter referred to as "CPSC Pipeline Agreements") involving the construction and leasing of two (2) fifteen (15) mile and two (2) seven (7) mile pipelines in South Texas and Mexico respectively which are subject to a preexisting agreement between the Parties. Said Purchase Price will be due and payable the later of ten (10) days after the Substantial Completion Date as defined in by CPSC Pipeline Agreements or January 3, 2000. Said payment date is hereinafter referred to as the "Closing Date." In no event shall POC have any obligation to contribute to CPSC's expenses in reaching the Substantial Completion Date. CPSC warrants and represents that POC's purchase of at thirty percent (30%) interest shall generate a minimum of Fifty-Four Thousand Dollars ($54,000.00) per month in POC income provided that the lessee is not in default under the lease. The purchase of a fifty percent (50%) interest will generate a guaranteed minimum income to POC of Ninety Thousand Dollars ($90,000.00) provided that the lessee is not in default under the lease.

2. To secure payment of the Three Million Dollar ($3,000,000.00) Purchase Price, POC will assign its rights to the proceeds (subject to a preexisting attorney's lien) of the pending Judgment in International Energy Development Corporation vs. International Bank of Commerce-Brownsville entered on February 28th 1996 by the 197th Judicial District of Cameron County, Texas Civil Action # 94-08-4008-C (the "Judgment"). To the extent POC's interest in the Judgment is less than the full Purchase Price, POC will make up the difference on the Closing Date. In the event POC's interest in the Judgment is of a value in excess of the Purchase Price, the excess will be paid to POC. In the event the Judgment is not paid by the Closing Date, at the election of CPSC, POC will make immediate payment of the Purchase Price within five days of CPSC's election and the assignment of the Judgment will be returned to POC. At CPSC's election, which shall be made within ten (10) days of the Substantial Completion Date, CPSC may instead keep the Judgment and apply it to the Purchase Price rather than demand payment, provided, however, any Judgment amount in excess of Three Million Dollars ($3,000,000.00) will remain the property of POC. Upon said election, CPSC shall be entitled to any and all interest accumulating on the first Three Million Dollars ($3,000,000.00) of the Judgment.

3. In return for an immediate payment of Fifty Thousand Dollars ($50,000.00), POC shall have the option for ninety (90) days after the Closing Date to purchase an additional twenty percent (20%) interest in the CPSC Pipeline Agreements from CPSC for an additional payment of Two Million Dollars ($2,000,000.00). POC shall have a second, separate and additional option to purchase an additional fifty percent (50%) interest in the CPSC pipeline from CPSC within ninety (90) days after the Closing Date for an additional payment of Seven Million Dollars ($7,000,000.00). In the event POC exercises both of these options, CPSC's entire interest in the CPSC Pipeline Agreements will have been purchased by POC.

4. POC shall retain all other options to purchase CPSC's interest in the CPSC Pipeline Agreements as set forth in said agreements, provided that the Purchase Price of those options will be adjusted to reflect POC's purchase(s) of CPSC's interest on a percentile basis.

5. Although the Parties intend to negotiate in good faith to reach a more definitive agreement, in the absence of a further written agreement, this agreement shall be binding and controlling.

6. In the event of bringing any action or suit by a party hereto by reason of any breach of this agreement, the prevailing party shall be entitled to recover all costs and expenses of that action or suit, arbitration, trial and on appeal as well as in collection of Judgment, including reasonable attorney's fees, accounting, and other professional fees resulting there from.



"POC"                                             "CPSC"

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Penn    Octane  Corporation                       CPSC   International, Inc.
By:     Jerry  Richter                            By:    Eric  DuBose
Title:  President                                 Title: President

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